Exhibit 10.35
CORNERSTONE BIOPHARMA, INC.
PROPRIETARY INFORMATION, INVENTIONS,
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
     This Proprietary Information, Inventions, Non-competition, and Non-solicitation Agreement (“Agreement’) is made [in consideration for my employment/engagement — for new employees/consultants/directors] [in consideration of an option grant attached as Schedule 1 hereto or for the payment of $ 100.00 — for existing employees/consultants/directors] by Cornerstone BioPharma, Inc., a Delaware corporation, or its subsidiaries or affiliates (the “Company”), and the compensation now and hereafter paid to me. I hereby agree as follows:
     1. NONDISCLOSURE.
1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose or use any Proprietary Information (as defined below), except as such disclosure or use may be required in connection with my work for the Company or unless the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I agree that upon termination of my employment I will acknowledge my possession of Proprietary Information by signing an appropriate list of all Proprietary Information of which I have knowledge or about which I have acquired information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company.
1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes: (a) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and (c) information regarding the skills and compensation of other employees of the Company.
1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone or use the Third Party Information, except in connection with my work for the Company.
1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality. I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or me. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree 1 will not enter into, any agreement either written or oral in conflict herewith.
     2. Assignment of Inventions.
2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto, and incorporated herein by reference, a complete list of all inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively, “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (as defined below) without the Company’s prior written consent.
2.3 Assignment of Inventions. I hereby assign and agree to assign in the future all my right, title and interest in and to any and all inventions (and all Proprietary Rights with respect thereto), trade secrets, confidential and proprietary information, software programs, discoveries, conceptions, preparations and developments, whether or not eligible for or covered by patent, copyright or trade secret protection (collectively, “Inventions”), and whether or not such Inventions constitute works for hire or would otherwise belong to the Company by operation of law which (i) are related to the Company’s business or actual or demonstrably anticipated research or development or (ii) were developed during Company time or using Company resources (collectively, “Assigned Inventions”) that become known to, or are made, conceived, reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”
2.4 Obligation to Keep Company Informed. I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others, during the period of my employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe are as nonassignable inventions under the provisions of N.C. GEN. STAT. §66-57.1 (inventions that I developed entirely on my own time without using the Company’s equipment, supplies, facility or trade secret information, unless such invention (a) relates to the Company’s business or actual or demonstrably anticipated research or development, or (b) results from any work performed by Employee for the Company) and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.
2.5 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
2.6 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me and for any reasonable expenses actually incurred by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. 1 hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
     3. No Conflicts or Solicitation. To protect the Company’s Proprietary Information, I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, enter into any other employment or business activity with any other person or entity engaged in a Restricted Business (as defined below). I also agree that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit or hire or attempt to hire any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity engaged in a Restricted Business (as defined below) in a Restricted Territory (as defined below). I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not, either directly or through others: (a) solicit or attempt to solicit any customer or partner of the Company with whom I had contact during my employment with the Company to purchase a product or service competitive with a product or service of the Company; or (b) provide products or services competitive with a product or service of the Company to any customer or partner of the Company with whom I had contact during my employment with the Company. If any restriction set forth in this Section 3 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which such court shall determine it to be enforceable.
     4. Covenant Not to Compete. To protect Proprietary Information, I agree that during my employment with the Company and for a period of one (1) year after my last day of employment with the Company, I will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a Restricted Business in a Restricted Territory. It is agreed that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision.
4.1 Reasonable. I agree and acknowledge that the time limitation on the restrictions in Section 4, combined with the geographic scope, is reasonable. I also acknowledge and agree that Section 4 is reasonably necessary for the protection of Proprietary Information that through my employment I shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value which will be imparted to me.
4.2 As used herein, the terms:
(i) “Restricted Business” shall mean an entity that develops, commercializes or promotes proprietary formulations of already approved or existing prescription drugs in the central nervous systems or respiratory markets, or conducts research or development with regard to such, that are competitive with the products or services then offered or reasonably anticipated to be offered by the Company.
(ii) “Restricted Territory” shall mean (a) the entire world; (b) North America; (c) the United States of America; (d) each state in which the Company does business or did business at any time within two (2) years prior to the termination of my employment with the Company; (e) the States of Maryland, Virginia, North Carolina, South Carolina and Georgia; and (f) the State of North Carolina. If a court of competent jurisdiction determines that the Restricted Territory described above in subparagraph (a) is too restrictive, then the parties agree that the Restricted Territory shall be the area specified in subparagraph (b). If a court of competent jurisdiction determines that the Restricted Territory as set forth in subparagraphs (a) and (b) above are too restrictive, then the parties agree the Restricted Territory shall be reduced to the area specified in each of the following subsections and in the following order until the court determines an acceptable geographic area: subparagraphs (c), (d), (e) or (f). If the court determines that all of the areas mentioned above are too restrictive, then the parties agree that the court may reduce or limit the area to enable the intent of this Section to be enforced in the largest acceptable area.
     5. Non-Disparagement. I agree not to make any disclosures, issue any statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to disparage the Company, its officers or directors, its business, services, products and/or personnel.
     6. Records. I agree to keep and maintain adequate and current records of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
     7. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
     8. Return Of Company Materials. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information in whatever form such information is contained. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.
     9. Legal And Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
     10. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified mail, three days after the date of mailing.
     11. Notification Of New Employer.
     In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.
     12. General Provisions.
12.1 Governing Law; Consent to Personal Jurisdiction and Exclusive Forum. This Agreement will be governed by and construed according to the laws of the State of North Carolina as such laws are applied to agreements entered into and to be performed entirely within North Carolina between North Carolina residents. I hereby expressly understand and consent that my employment is a transaction of business in the State of North Carolina and constitutes the minimum contacts necessary to make me subject to the personal jurisdiction of the federal courts located in the State of North Carolina, and the state courts located in Durham County, North Carolina, for any lawsuit filed against me by Company arising from or related to this Agreement. I agree and acknowledge that any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of North Carolina. Any action brought in contravention of this paragraph by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counterclaiming or appealing shall be construed as a waiver of this right to immediate dismissal. A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorneys’ fees incurred in successfully dismissing the action or successfully transferring the action to the federal courts located in the State of

North Carolina, or the state courts located in Wake County, North Carolina.
12.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
12.3 “Employee”/Employment” Terms. For purposes of this Agreement, the term “employee” shall be deemed to include “consultant,” “independent contractor” and “director,” and the term “employment,” or any variation thereof, shall be deemed to include “engagement.”
12.4 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
12.5 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
12.6 No Employment Rights. I agree and understand that my employment is at-will which means I or the Company each have the right to terminate my employment at will, with or without advance notice and with or without cause. I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or notice.
12.7 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
12.8 Tolling of Limitation Period. I agree that a breach of any provision(s) of this Agreement will toll the running of the limitation period with respect to such provision(s) for as long as such breach occurs.
12.9 Entire Agreement. The obligations pursuant to Sections 1 through 4 and Sections 6 and 7 (including all subparts) of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as an employee if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
     This Agreement shall be effective as of *                      , the first day of my employment with the Company.
I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETED EXHIBIT A TO THIS AGREEMENT.
Dated:

Signature

Printed Name

accepted and agreed to:

Cornerstone BioPharma, Inc.

By:
Name:
Title:

EXHIBIT A

TO:	Cornerstone BioPharma, Inc.

FROM:

DATE:

SUBJECT:	Previous Inventions
     1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Cornerstone BioPharma, Inc. that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company:
☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.
     2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.

2.

3.

☐	Additional sheets attached.